As filed with the Securities and Exchange Commission on January 25, 2019.

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SEABRIDGE GOLD INC.

(Exact name of Registrant as specified in its charter)

Canada	1040	Not applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

106 Front Street East

Toronto, Ontario

Canada M5A 1E1

(416) 367-9292
(Address and telephone number of Registrant’s principal executive offices)

Corporation Service Company

1180 Sixth Avenue

New York, New York 10036

(212) 299-5656
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

The Commission is requested to send copies of all communications to:

C. Bruce Scott	Brian Lindsay	Guy P. Lander
Seabridge Gold Inc.	DuMoulin Black LLP	Carter Ledyard & Milburn LLP
106 Front Street East	595 Howe Street, 10th Floor	2 Wall Street
Toronto, Ontario	Vancouver, British Columbia	New York, New York
M5A 1E1	V6C 2T5	10005
(416) 367-9292	(604) 687-1224	(212) 238-8619

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑ at some future date (check appropriate box below)

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Common Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Shares	N/A(1)	N/A(1)	US$74,962,518.74	US$9,085.46

(1)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), as amended, there are being registered under this Registration Statement such indeterminate number of common shares of Seabridge Gold Inc. (the “Registrant”) as shall have an aggregate offering price not to exceed US$74,962,518.74.

(2)	U.S. dollar amounts are calculated based on the maximum aggregate offering price of CDN$100,000,000 converted to U.S. dollars based the exchange rate of US$1.00=CDN$1.3340, the Bank of Canada closing exchange rate on January 22, 2019.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JANUARY 25, 2019

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form prospectus constitutes a public offering of the securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada and the United States Securities and Exchange Commission. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Finance and Chief Financial Officer of Seabridge Gold Inc., at 106 Front Street East, Suite 400, Toronto, Ontario, Canada M5A 1E1, Telephone (416) 367-9292 and are also available electronically at www.sedar.com and www.sec.gov/edgar.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	January 25, 2019

SEABRIDGE GOLD INC.

CDN$100,000,000

COMMON SHARES

Seabridge Gold Inc. (the “Company” or “Seabridge”) may offer for sale hereunder and issue, from time to time, common shares in the capital of the Company (“Common Shares”) with the total gross proceeds not to exceed CDN$100,000,000 during the 25 month period that this short form base shelf prospectus (this “Prospectus”), including any amendments hereto, remains effective. The Common Shares may be offered hereunder in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (“Prospectus Supplement”).

The specific terms of the Common Shares in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include the number of Common Shares offered, the offering price and any other specific terms.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Common Shares to which the Prospectus Supplement pertains.

An investment in the Common Shares involves a high degree of risk. You should carefully read the “Risk Factors” section in this Prospectus.

This offering is made by a foreign issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with the disclosure requirements of its home country. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein, if any, have been prepared in accordance with foreign generally accepted accounting principles, and may be subject to foreign auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences both in the United States and in the home country of the Registrant. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Registrant is incorporated or organized under the laws of a foreign country, that some or all of its officers and directors may be residents of a foreign country, that some or all of the underwriters or experts named in the registration statement may be residents of a foreign country, and that all or a substantial portion of the assets of the Registrant and said persons may be located outside the United States. See “Enforceability of Civil Liabilities.”

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus constitutes a public offering of Common Shares only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Common Shares. Seabridge may offer and sell Common Shares to, or through, underwriters or dealers and also may offer and sell Common Shares directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. The Prospectus Supplement relating to each issue of Common Shares offered thereby will set forth the names of any underwriters, dealers or agents involved in the offering and sale of the Common Shares, if any, and will set forth the terms of the offering of the Common Shares, the method of distribution of Common Shares, including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents, if any, and any other material terms of the plan of distribution.

No underwriter has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

Securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at non-fixed prices. If offered on a non-fixed price basis, securities may be offered at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices to be negotiated with purchasers at the time of sale, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”), including sales made directly on the Toronto Stock Exchange (“TSX”) or the New York Stock Exchange (“NYSE”) or other existing trading markets for the securities, which prices may vary as between purchasers and during the period of distribution of the securities, as set forth in an accompanying Prospectus Supplement. Seabridge reserves the right to include in a Prospectus Supplement specific terms pertaining to the Common Shares that are not within the options and parameters set forth in this Prospectus. You should read this Prospectus and any applicable Prospectus Supplement carefully before you invest in the Common Shares.

No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the securities.

In connection with any offering of Common Shares, except for an “at-the-market distribution” under this Prospectus or as set out in a Prospectus Supplement relating to a particular offering of Common Shares, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

The Company’s head office is at 106 Front Street East, Suite 400, Toronto, Ontario, Canada, M5A 1E1 and its registered office is at 10th Floor, 595 Howe Street, Vancouver, British Columbia, Canada, V6C 2T5.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in or incorporated by reference into this Prospectus or any Prospectus Supplement. Seabridge has not authorized anyone to provide you with different information. Seabridge is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should bear in mind that the information contained in this Prospectus and any Prospectus Supplement is accurate as of the date on the front of such documents and that information contained in any document incorporated by reference is accurate only as of the date of that document. Such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

This Prospectus provides a general description of the securities that the Company may offer. Each time the Company sells securities under this Prospectus, it will provide you with a Prospectus Supplement that will contain specific information about the terms of that offering. A Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under “Documents Incorporated by Reference”.

This Prospectus is part of a registration statement on Form F-10 relating to the Common Shares that the Company filed with the United States Securities and Exchange Commission (the “SEC”). This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. If you are a U.S. resident or are otherwise subject to United States securities laws, you should refer to the registration statement and the exhibits to the registration statement for further information.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “Seabridge” or the “Company” includes Seabridge Gold Inc. and each of its subsidiaries.

CAUTIONARY NOTE TO UNITED STATES INVESTORS ABOUT MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

The Company is permitted under a multi-jurisdictional disclosure system adopted by the securities regulatory authorities in Canada and the United States to prepare this Prospectus, including the documents incorporated by reference herein, in accordance with the requirements of Canadian securities laws, which differ from the requirements of U.S. securities laws. National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all resource estimates contained in or incorporated by reference in this Prospectus have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the SEC, including those set out in SEC Industry Guide 7 under the U.S. Exchange Act (as herein defined), as interpreted by the staff of the SEC, and resource information contained herein and incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies.

Without limiting the foregoing, this Prospectus, including the documents incorporated by reference herein, uses the terms “measured”, “indicated” and “inferred” resources. U.S. investors are cautioned that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves.

U.S. investors should also understand that “inferred resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the “inferred resources” exist, are economically or legally mineable or will ever be upgraded to a higher category. Therefore, U.S. investors are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian regulations. However, the SEC normally only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in this Prospectus, or in the documents incorporated by reference, may not be comparable to information made public by U.S. companies subject to the reporting and disclosure requirements of the SEC.

NOTICE REGARDING PRESENTATION OF FINANCIAL INFORMATION

The financial statements incorporated by reference in this Prospectus and any Prospectus Supplement, and the selected consolidated financial data derived therefrom included in this Prospectus and any Prospectus Supplement, are presented in Canadian dollars. In this Prospectus and any Prospectus Supplement, references to “CDN$” or “$” are to Canadian dollars and references to “US$” are to United States dollars. See “Currency Presentation and Exchange Rate Information”.

The annual financial statements incorporated by reference in this Prospectus and any Prospectus Supplement, and the selected consolidated financial data derived therefrom included in this Prospectus and any Prospectus Supplement, have been prepared in accordance with IFRS, and the interim financial statements, incorporated by reference in this Prospectus and any Prospectus Supplement, and the selected consolidated financial data derived therefrom included in this Prospectus and any Prospectus Supplement have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting. IFRS differs in some material respects from U.S. GAAP and so these financial statements may not be comparable to the financial statements of U.S. companies that report in accordance with U.S. GAAP. As a result, certain financial information included or incorporated in the Prospectus may not be comparable to financial information prepared by companies in the U.S.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and any Prospectus Supplement, and the documents incorporated by reference into this Prospectus and any Prospectus Supplement, contain forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of Canadian securities laws concerning future events or future performance with respect to the Company’s projects, business approach and plans, including production, capital, operating and cash flow estimates, business transactions such as the potential sale or joint venture of the Company’s KSM Project, Iskut Project and Courageous Lake Project (each as defined herein) and the acquisition of interests in mineral properties; requirements for additional capital; the estimation of mineral resources and reserves; and the timing of completion and success of exploration and development activities, community relations, required regulatory and third party consents, permitting and related programs in relation to the KSM Project, Iskut Project and Courageous Lake Project. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives or future events or performance (often, but not always, using words or phrases such as “expects”, “anticipates”, “believes”, “plans”, “projects”, “estimates”, “intends”, “strategy”, “goals”, “objectives” or variations thereof or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved, or the negative of any of these terms and similar expressions) are not statements of historical fact and may be forward-looking statements and forward-looking information (collectively referred to in the following information simply as “forward-looking statements”). In addition, statements concerning mineral resource and reserve estimates constitute forward-looking statements to the extent that they involve estimates of the mineralization expected to be encountered if a mineral property is developed and, in the case of reserves, the economics of a proposed mining operation.

Forward-looking statements are necessarily based on estimates and assumptions made by the Company in light of its experience and perception of historical trends, current conditions and expected future developments. In making the forward-looking statements in this Prospectus and any Prospectus Supplement the Company has applied several material assumptions including, but not limited to, the assumption that: (1) market fundamentals will result in sustained demand and prices for gold and copper, and to a much lesser degree, silver and molybdenum; (2) the potential for production at its mineral projects will continue operationally, legally and economically; (3) any additional financing needed will be available on reasonable terms; (4) estimated mineral resources and reserves at the Company’s projects have merit and there is continuity of mineralization as reflected in such estimates; and (5) the Company will receive all required regulatory approvals required in respect of this Prospectus.

Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors that could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

●	the Company’s history of net losses and negative cash flows from operations and expectation of future losses and negative cash flows from operations;
●	risks related to the Company’s ability to continue its exploration activities and future development activities, and to continue to maintain corporate office support of these activities, which are dependent on the Company’s ability to enter into joint ventures, to sell property interests or to obtain suitable financing;
●	uncertainty of whether the reserves estimated on the Company’s mineral properties will be brought into production;
●	uncertainties relating to the assumptions underlying the Company’s reserve and resource estimates;
●	uncertainty of estimates of capital costs, operating costs, production and economic returns;
●	risks related to commercially producing precious metals from the Company’s mineral properties;
●	risks related to fluctuations in the market price of gold, copper and other metals;
●	risks related to fluctuations in foreign exchange rates;
●	mining, exploration and development risks that could result in damage to mineral properties, plant and equipment, personal injury, environmental damage and delays in mining, which may be uninsurable or not insurable in adequate amounts;
●	risks related to obtaining all necessary permits and governmental approvals for exploration and development activities, including in respect of environmental regulation;
●	uncertainty related to title to the Company’s mineral properties and rights of access over or through lands subject to third party rights, interests and mineral tenures;
●	risks related to unsettled First Nations rights and title and settled Treaty Nations’ rights and uncertainties relating to the implementation of the concepts in the United Nations Declaration on the Rights of Indigenous Peoples in Canadian jurisdictions;

●	risks related to increases in demand for exploration, development and construction services equipment, and related cost increases;
●	increased competition in the mining industry;
●	the Company’s need to attract and retain qualified management and personnel;
●	risks related to some of the Company’s directors’ and officers’ involvement with other natural resource companies;
●	the Company’s classification as a “passive foreign investment company” under the United States tax code;
●	risks associated with the use of information technology systems and cybersecurity; and
●	uncertainty surrounding an audit by the Canada Revenue Agency of the Company’s refund claim in respect of the British Columbia Mining Exploration Tax Credit.

This list is not exhaustive of the factors that may affect any of the Company’s forward-looking statements. Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company or other future events or conditions may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation, those referred to in this Prospectus under the heading “Risk Factors”, elsewhere in this Prospectus and in documents incorporated by reference herein. In addition, although the Company has attempted to identify important factors that could cause actual achievements, events or conditions to differ materially from those identified in the forward-looking statements, there may be other factors that cause achievements, events or conditions not to be as anticipated, estimated or intended. Many of the foregoing factors are beyond the Company’s ability to control or predict. It is also noted that while the Company engages in exploration and development of its properties, it will not undertake production activities by itself.

These forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made and the Company does not assume any obligation to update forward-looking statements, except as required by applicable securities laws, if circumstances or management’s beliefs, expectations or opinions should change. For the reasons set forth above, investors should not place undue reliance on forward-looking statements.

The forward looking statements contained in this Prospectus and the documents incorporated by reference herein and therein are qualified by the foregoing cautionary statements.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

The financial statements incorporated by reference in this Prospectus, and the selected consolidated financial data derived therefrom included in this Prospectus, are presented in Canadian dollars. In this Prospectus, references to “CDN$” or “$” are to Canadian dollars and references to “US$” are to United States dollars. On January 24, 2019, the daily average rate as reported by the Bank of Canada for the conversion of one Canadian dollar into United States dollars was CDN$1.00 equals US$0.749. The Canadian dollar/U.S. dollar exchange rate has varied significantly over the last several years.

DOCUMENTS INCORPORATED BY REFERENCE

Under the multi-jurisdictional disclosure system adopted by Canada and the United States, information has been incorporated by reference in this Prospectus from documents filed by the Company with securities commissions or similar authorities in Ontario, British Columbia, Alberta, Manitoba Saskatchewan, Nova Scotia and the Yukon (the “Commissions”) and filed with the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Vice President, Finance and Chief Financial Officer of Seabridge at 106 Front Street East, Suite 400, Toronto, Ontario, Canada M5A 1E1, Telephone (416) 367-9292 and are also available electronically on SEDAR, which can be accessed electronically at www.sedar.com, and on EDGAR, which can be accessed electronically at www.sec.gov.

The following documents of the Company, which have been filed with the Commissions, and filed with the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

a.	the annual information form of the Company dated March 20, 2018 for the year ended December 31, 2017 and filed on SEDAR on March 20, 2018 under National Instrument 51-102;

b.	the audited consolidated financial statements of the Company as at and for the years ended December 31, 2017 and 2016, together with the notes thereto and the auditors’ report thereon and related management’s discussion and analysis, filed on SEDAR on March 20, 2018;

c.	the unaudited interim condensed consolidated financial statements of the Company as at September 30, 2018 and for the three and nine months ended September 30, 2018 and 2017, together with the notes thereto and related management’s discussion and analysis, filed on SEDAR on November 14, 2018;

d.	the management information circular of the Company dated May 8, 2018 prepared in connection with the Company’s annual meeting of shareholders held on June 27, 2018, filed on SEDAR on May 22, 2018;

e.	material change report dated April 17, 2018 in respect a non-brokered private placement of one million flow-through Common Shares at a price of $17.16 per share for gross proceeds of $17,160,000, filed on SEDAR on April 17, 2018; and

f.	material change report dated November 9, 2018 in respect a non-brokered private placement of one million Common Shares at a price of $14.00 per share for gross proceeds of $14,000,000 and an option to purchase a further 250,000 Common Shares at the same price (which was exercised for additional gross proceeds of $3,500,000), filed on SEDAR on November 9, 2018.

However, these documents are not incorporated by reference to the extent their contents are modified or superseded by a statement contained in this Prospectus or in any other subsequently filed document that is also incorporated by reference in this Prospectus. To the extent that any document or information incorporated by reference into this Prospectus is included in a report that is filed with the SEC pursuant to the U.S. Exchange Act, such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement (in the case of a report on Form-6K, if and to the extent expressly provided in such report).

Any material change reports (excluding confidential material change reports), any interim and annual consolidated financial statements and related management’s discussion and analysis, proxy circulars (excluding those portions that, pursuant to NI 44-101, are not required to be incorporated by reference herein), any business acquisition reports, and any other disclosure documents required to be filed pursuant to an undertaking to a provincial or territorial securities regulatory authority that are filed by the Company with various securities commissions or similar authorities in Canada after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

References to the Company’s website in any documents that are incorporated by reference into this Prospectus do not incorporate by reference the information on such website into this Prospectus, and the Company disclaims any such incorporation by reference.

A Prospectus Supplement containing the specific terms of an offering of securities, disclosure of earnings coverage ratios, if applicable, and other information relating to the securities, will be delivered to prospective purchasers of such securities together with this Prospectus (except in cases where an exemption from such delivery requirement has been obtained), and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the securities covered by that Prospectus Supplement.

Any “template version” of any “marketing materials” (as such terms are defined in National Instrument 41-101 – General Prospectus Requirements (“NI 41-101”)) pertaining to a distribution of securities will be filed under the Company’s corporate profile on SEDAR at www.sedar.com. In the event that such marketing materials are filed subsequent to the date of filing of the applicable Prospectus Supplement pertaining to the distribution of the securities to which such marketing materials relates and prior to the termination of such distribution, such filed versions of the marketing materials will be deemed to be incorporated by reference into the Prospectus for purposes of future offers and sales of securities hereunder.

Upon a new annual information form and the related audited annual financial statements and management’s discussion and analysis being filed by the Company with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, and all interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of the Company’s financial year in which the new annual information form and the related annual financial statements and management’s discussion and analysis are filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of securities hereunder. Upon new interim financial statements and related management’s discussion and analysis being filed by us with the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of securities hereunder. Upon a new information circular relating to an annual general meeting of holders of common shares of the Company being filed by us with the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the information circular for the preceding annual general meeting of holders of common shares shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of securities hereunder.

THE COMPANY

The following description of the Company and its business is derived from selected information about the Company contained in the documents incorporated by reference into this Prospectus. This description does not contain all of the information about the Company and its properties and business that you should consider before investing in the Common Shares. You should carefully read the entire Prospectus and any applicable Prospectus Supplement, including the section entitled “Risk Factors”, as well as the documents incorporated by reference into this Prospectus and the applicable Prospectus Supplement, before making an investment decision.

Corporate Information

Seabridge is a gold resource company whose principal properties are the KSM project (for Kerr-Sulphurets-Mitchell) located in Northern British Columbia, Canada (the “KSM Project”), the Iskut project located near Stewart, British Columbia, Canada (the “Iskut Project”) and the Courageous Lake project located in the Northwest Territories, Canada (the “Courageous Lake Project”). The Company exists under the Canada Business Corporations Act.

The Company presently has eleven wholly-owned subsidiaries: Seabridge Gold (NWT) Inc., a company incorporated under the laws of the Northwest Territories of Canada; Seabridge Gold (KSM) Inc., KSM Mining U.L.C., SnipGold Corp. (“SnipGold”), Hattrick Resources Corp. (“Hattrick”) and Tuksi Mining & Development Company Ltd. (“Tuksi”), companies incorporated under the laws of British Columbia, Canada; and Seabridge Gold Corporation, Snowstorm Exploration LLC, Pacific Intermountain Gold, Corporation, 5555 Gold Inc. and 555 Silver Inc., each Nevada Corporations. The following diagram illustrates the inter-corporate relationship between the Company, its active subsidiaries and its projects as of December 31, 2017.

Notes:

1.	Certain of the Company’s subsidiaries have been omitted from the chart as they own no property.
2.	Snipgold, through one of its subsidiaries, owns 95% of certain of the claims.
3.	The Company has entered into option agreements under which a 100% interest in the Quartz Mountain Project may be acquired by a third party.

Summary Description of Business

The Company owns five properties with gold resources and its material properties are its KSM Project and its Courageous Lake Project. The Company holds a 100% interest in each of its properties other than a small portion of the Iskut Project, in which it owns a 95% interest. The Quartz Mountain Project is subject to an option agreement under which the optionee may acquire a 100% interest in such project. At the date of this Prospectus, over 80% of the mineral resources at all of the Company’s projects combined are at the KSM Project and accordingly the majority of the Company’s focus will be on the KSM Project in 2019. The Company is not currently planning to carry out significant work at its Courageous Lake Project in 2019, while it focuses on the KSM Project, Iskut Project and Snowstorm Project. The Company considers that each of the Iskut Project and the Snowstorm Project have good potential for a sizeable discovery and has plans to complete geophysical surveys and identify priority drill targets at the Iskut Project and conduct a drill program at the Snowstorm Project in 2019.

KSM Project

The KSM Project is located within the Iskut-Stikine region of British Columbia, approximately 21 kilometers south-southeast of the former Eskay Creek Mine and approximately 65 kilometers north-northwest of Stewart, British Columbia.

Tetra Tech Canada Inc. (formerly Tetra Tech, Inc.) (“Tetra Tech”) and Wood plc (formerly Amec Foster Wheeler) coordinated the preparation of the technical report entitled “2016 KSM (Kerr-Sulphurets-Mitchell) Prefeasibility Study Update and Preliminary Economic Assessment” with an effective date of October 6, 2016 (the “KSM Report”) in respect of the KSM Project. The KSM Report is available under the Company’s profile at www.sedar.com.

Courageous Lake Project

The Courageous Lake Project is a gold project located approximately 240 kilometers northeast of Yellowknife in the Northwest Territories, Canada. The property is comprised of 61 federal mining leases, 26 federal mining claims and one optioned federal mining lease (Red 25, defined below) having a combined area of 124,189.9 acres. Seabridge has a 100% interest in the project, subject to a 2% NSR on certain portions of the property.

Tetra Tech coordinated the preparation of the technical report entitled “Seabridge Gold Inc. – Courageous Lake Prefeasibility Study” with an effective date of September 5, 2012, as revised and reissued on November 11, 2014 (the “Courageous Lake Report”) in respect of the Courageous Lake Project. The Courageous Lake Report is available under the Company’s profile at www.sedar.com.

Iskut Project

The Iskut Project is located about 20 kilometers from the KSM Project. The land package has undergone intermittent exploration with the majority of the work carried out in the late 1980s and early 1990s. This early work was undertaken by over 30 independent operators and their efforts have highlighted numerous targets which have seen little to no follow up work in the past 20 years. SnipGold completed a resource estimate for the Bronson Slope Porphyry Deposit on the Iskut property in 2010. The Iskut Project includes the Johnny Mountain Mine site, which is now closed, and is adjacent to the Snip Mine.

Exploration activities by Seabridge at the Iskut Project are being conducted under the supervision of William E. Threlkeld, Registered Professional Geologist, Senior Vice President of the Company.

Snowstorm Project

The Snowstorm Project is located in Humboldt County, Nevada and is comprised of 977 mining claims and 11,340 acres of land holdings strategically located at the projected intersection of three of the most important gold trends in Northern Nevada: the Carlin Trend, the Getchell Trend and the Northern Nevada Rift Zone. Snowstorm is contiguous and on strike with several large, successful gold producers including the Getchell/Turquoise Ridge Joint Venture operated by Barrick Gold, Newmont Mining’s Twin Creeks and Klondex Mines’ Midas operations. The project was purchased in early 2017 with an extensive package of data generated by previous operators over ten years. Work by the Company to date has included data compilation, sampling and geophysical surveys to generate priority drill targets and a drill program is planned at the Project later in 2019.

RISK FACTORS

Investing in the Common Shares is speculative and involves a high degree of risk due to the nature of the Company’s business and the present stage of exploration and development of its mineral properties. The following list of risk factors, as well as risks currently unknown to the Company, could materially adversely affect the Company’s future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company, or its business, property or financial results, each of which could cause investors to lose part or all of their investment. The risk factors summarized below are presented in greater detail in the Company’s annual information form dated March 20, 2018 for the year ended December 31, 2017. Before deciding to invest in any Common Shares, investors should carefully consider the risks included herein and incorporated by reference in this Prospectus and those described in any Prospectus Supplement.

Risks Relating to the Common Shares and the Offering

The trading price for the Company’s securities is volatile.

The market prices for the securities of mining companies, including the Company, have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of any particular company. In addition, because of the nature of Seabridge’s business, certain factors such as the Company’s announcements and the public’s reaction, operating performance and the performance of competitors and other similar companies, fluctuations in the market prices of the Company’s resources, government regulations, changes in earnings estimates or recommendations by research analysts who track Seabridge’s securities or securities of other companies in the resource sector, general market conditions, announcements relating to litigation, the arrival or departure of key personnel and the factors listed under the heading “Cautionary Note Regarding Forward-Looking Statements” can have an adverse impact on the market price of the Common Shares. For example, since January 1, 2018 the closing price of the Common Shares on the TSX has ranged from a low of CDN$13.06 to a high of $19.02 and on the NYSE has ranged from a low of US$10.20 to a high of US$14.57.

Any negative change in the public’s perception of the Company’s prospects could cause the price of the Company’s securities, including the price of the Common Shares, to decrease dramatically. Furthermore, any negative change in the public’s perception of the prospects of mining companies in general could depress the price of Seabridge’s securities, including the price of the Common Shares, regardless of the Company’s results. Following declines in the market price of a company’s securities, securities class-action litigation is often instituted. Litigation of this type, if instituted, could result in substantial costs and a diversion of Seabridge’s management’s attention and resources.

Sales of a significant number of Common Shares in the public markets, or the perception of such sales, could depress the market price of the Common Shares.

Sales of a substantial number of Common Shares or other equity-related securities in the public markets by the Company or its significant shareholders could depress the market price of the Common Shares and impair Seabridge’s ability to raise capital through the sale of additional equity securities. Seabridge cannot predict the effect that future sales of the Common Shares or other equity-related securities would have on the market price of the Common Shares. The price of the Common Shares could be affected by possible sales of the Common Shares by hedging or arbitrage trading activity which the Company expects to occur involving the Common Shares.

The Company has a history of net losses and negative cash flows from operations and expects losses and negative cash flows from operations to continue for the foreseeable future.

The Company has a history of net losses and negative cash flows from operations and the Company expects to incur net losses and negative cash flows from operations for the foreseeable future. As of December 31, 2017, the Company’s deficit totaled approximately $107 million. None of the Company’s properties has advanced to the commercial production stage and the Company has no history of earnings or positive cash flow from operations.

The Company expects to continue to incur net losses unless and until such time as one or more of its projects enters into commercial production and generates sufficient revenues to fund continuing operations or until such time as the Company is able to offset its expenses against the sale of one or more of its projects, if applicable. The development of the Company’s projects to achieve production will require the commitment of substantial financial resources. The amount and timing of expenditures will depend on a number of factors, including the progress of ongoing exploration and development, the results of consultant analysis and recommendations, the rate at which operating losses are incurred and the execution of any sale or joint venture agreements with strategic partners, some of which are beyond the Company’s control. There is no assurance that the Company will be profitable in the future.

The Company has discretion concerning the use of cash resources, including the net proceeds of the Offering, as well as the timing of expenditures.

The Company has discretion concerning the application of cash resources and the timing of expenditures and shareholders may not agree with the manner in which the Company elects to allocate and spend cash resources. The results and the effectiveness of the application of cash resources are uncertain. The failure by the Company to apply cash resources effectively could have a material adverse effect on the business of the Company. Management of the Company will have discretion with respect to the use of the net proceeds from the Offering and investors will be relying on the judgment of management regarding the application of these proceeds. Management of the Company could spend most of the net proceeds from the Offering in ways that the Company’s security holders may not desire or that do not yield a favourable return. Prospective investors will not have the opportunity, as part of their investment in the Common Shares, to influence the manner in which the net proceeds of the Offering are used. At the date of this Prospectus, the Company intends to use the net proceeds from the Offering as indicated in the discussion under “Use of Proceeds”. However, the Company’s needs may change as the business of the Company evolves and the Company may have to allocate the net proceeds differently than as indicated in the discussion under “Use of Proceeds”. As a result, the proceeds that the Company receives in the Offering may be used in a manner significantly different from the Company’s current expectations.

The Company believes that it may be classified as a “passive foreign investment company” for the current taxable year, which would likely result in materially adverse U.S. federal income tax consequences for U.S. investors.

The Company believes that it was classified as a passive foreign investment company (“PFIC”) for the taxable year ending December 31, 2017 and expects that it may be classified as a PFIC for the current taxable year and in future taxable years. If the Company is classified as a PFIC for any taxable year during which a U.S. Holder (as defined under “Certain Income Tax Considerations for U.S. Holders—Material United States Federal Income Tax Considerations”) holds the Common Shares, it would likely result in adverse U.S. federal income tax consequences for such U.S. Holder. The adverse consequences of the PFIC regime may be mitigated if a U.S. Holder is able to make a “qualified electing fund” election or a “mark-to-market” election. The Company has made available and expects to continue to make available the information necessary for a U.S. Holder to make and maintain a QEF election. U.S. Holders should carefully read “Certain Income Tax Considerations for U.S. Holders – Material United States Federal Income Tax Considerations – Passive Foreign Investment Company Considerations” for more information and consult their own tax advisors regarding the likelihood and consequences of the Company being classified as a PFIC for U.S. federal income tax purposes.

The Company applies from time-to-time for refunds under British Columbia Mining Exploration Tax Credit (“BCMETC”) and its claims are subject to audit and may not be successful in full.

The Company seeks refunds of qualifying exploration expenditures under BCMETC. These claims are subject to audit by the Canada Revenue Agency (the “CRA”), the outcome of which is uncertain. There is a risk that if a claim is reduced on audit the Company may be required to return money refunded to it by the CRA.

USE OF PROCEEDS

Unless otherwise specified in the Prospectus Supplement, the net proceeds of any offering of Common Shares under a Prospectus Supplement will be used for general corporate purposes, including funding future exploration and development work on the Company’s mineral properties. More detailed information regarding the use of proceeds from a sale of Common Shares will be included in the applicable Prospectus Supplement.

All expenses relating to an offering of Common Shares and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Company’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

PRIOR SALES

Prior sales of Common Shares and securities convertible or exchangeable into Common Shares will be provided as required in a Prospectus Supplement with respect to the issuance of securities pursuant to such Prospectus Supplement.

TRADING PRICE AND VOLUME

The Common Shares are listed on the TSX under the symbol “SEA” and the NYSE under the symbol “SA”. The following table sets forth, for the 12 month period prior to the date of this Prospectus, details of the trading prices and volume on a monthly basis of the Common Shares on the TSX and NYSE, respectively:

	Toronto Stock Exchange			NYSE
Period	Volume	High (CDN$)	Low (CDN$)	Volume	High (US$)	Low (US$)
2018
January	1,824,606	14.75	13.08	6,987,910	12.00	10.49
February	1,850,769	15.37	13.04	8,040,750	12.25	10.30
March	1,608,629	14.81	13.34	6,775,150	11.475	10.40
April	1,186,853	14.72	12.89	6,473,210	11.40	10.20
May	1,268,053	15.30	13.19	6,090,120	11.75	10.25
June	943,075	15.42	13.80	3,958,440	11.60	10.60
July	721,765	16.16	14.43	4,126,140	12.25	10.70
August	1,593,169	17.26	13.65	7,357,640	13.20	10.40
September	1,935,194	17.89	13.79	6,693,080	13.80	10.45
October	4,035,870	19.84	16.32	9,697,610	15.30	12.50
November	1,724,121	17.33	14.89	8,806,298	13.25	11.22
December	1,481,754	18.15	15.26	8,462,291	13.42	11.41
2019
January 1 - 24	1,100,226	18.64	16.38	6,633,548	13.74	12.27

On January 24, 2019, the closing prices of the Common Shares on the TSX and NYSE were CDN$17.44 and US$13.05 per Common Share, respectively.

DIVIDEND POLICY

The Company has not paid any dividends since incorporation. Payment of dividends in the future is dependent upon the earnings and financial condition of the Company and other factors which the directors may deem appropriate at the time.

CONSOLIDATED CAPITALIZATION

As of the date of this Prospectus, there have been no material changes in the share and loan capital of the Company, on a consolidated basis, since September 30, 2018 the date of our most recently filed interim consolidated financial statements for the three and nine months ended September 30, 2018, other than the issuance of 1,600,000 Common Shares in private placement financings and an acquisition, and 547,823 Common Shares pursuant to the exercise or vesting of stock-based compensation.

DESCRIPTION OF SHARE CAPITAL

Authorized Capital

The Company is authorized to issue an unlimited number of Common Shares without par value and an unlimited number of preferred shares in the capital of the Company, issuable in series. As of the date of this Prospectus, 61,582,572 Shares were issued and outstanding and no preferred shares were issued and outstanding.

Common Shares

The holders of the Common Shares are entitled to receive notice of and to attend and vote at all meetings of the shareholders of the Company, and each Common Share confers the right to one vote in person or by proxy at all meetings of the shareholders of the Company. The holders of the Common Shares, subject to the prior rights, if any, of the holders of any other class of shares of the Company, are entitled to receive such dividends in any financial year as the Board may by resolution determine. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of the Common Shares are entitled to receive, subject to the prior rights, if any, of the holders of any other class of shares of the Company, the remaining property and assets of the Company. The Common Shares carry no pre-emptive or conversion rights.

Preferred Shares

The directors of the Company are authorized to create series of Preferred Shares in such number and having such rights and restrictions with respect to dividends, rights of redemption, conversion or repurchase and voting rights as may be determined by the directors, and such Preferred Shares shall have priority over the Common Shares with respect to the property and assets of the Company in the event of the liquidation, dissolution or winding-up of the Company.

DESCRIPTION OF SECURITIES OFFERED UNDER THIS PROSPECTUS

The Company may offer Common Shares with a total value of up to CDN$100,000,000 (or the equivalent in other currencies) from time to time under this Prospectus, together with any applicable Prospectus Supplement, at prices and on terms to be determined by market conditions at the time of offering. This Prospectus provides you with a general description of the Common Shares the Company may offer. Each time the Company offers Common Shares, the specific amounts, prices and other important terms of the securities will be described in the applicable Prospectus Supplement, including, to the extent applicable:

●	designation or classification;
●	aggregate offering price;
●	original issue discount, if any;
●	redemption, conversion or exchange terms, if any;
●	conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;
●	restrictive covenants, if any; and
●	voting or other rights, if any.

A Prospectus Supplement may also add, update or change information contained in this Prospectus or in documents the Company has incorporated by reference. However, no Prospectus Supplement will offer a security that is not described in this Prospectus.

For more information, see “Description of Share Capital – Common Shares”.

PLAN OF DISTRIBUTION

The Company may sell the Common Shares to or through underwriters or dealers, and also may sell Common Shares to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Common Shares and the proceeds to the Company from the sale of the Common Shares. Only those underwriters, dealers or agents named in a Prospectus Supplement will be the underwriters, dealers or agents in connection with the Common Shares offered thereby.

The Common Shares may be sold, from time to time, in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions deemed to be “at the market distributions” as defined in NI 44-102, including sales made directly on the TSX, the NYSE or other existing markets for the Common Shares. Additionally, this Prospectus and any Prospectus Supplement may also cover the initial resale of the Common Shares purchased pursuant thereto.

The prices at which the Common Shares may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Common Shares to which a Prospectus Supplement pertains, the underwriters have made a bona fide effort to sell all of the Common Shares at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Common Shares is less than the gross proceeds paid by the underwriters to the Company.

No underwriter or dealer involved in an “at-the-market distribution” under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such an underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the securities.

In connection with any offering of Common Shares, except for an “at-the-market distribution” under this Prospectus or as set out in a Prospectus Supplement relating to a particular offering of Common Shares, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

In connection with the sale of Common Shares, underwriters may receive compensation from the Company or from purchasers of the Common Shares from whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid out of the Company’s general funds. Underwriters, dealers and agents that participate in the distribution of Common Shares may be deemed to be underwriters and any discounts or commissions received by them from the Company and any profit on the resale of Common Shares by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

Underwriters, dealers and agents who participate in the distribution of the Common Shares may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business. In connection with any underwritten offering of Common Shares, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Common Shares, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to investors of acquiring, holding and disposing of Common Shares.

The applicable Prospectus Supplement will also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Shares by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), if applicable.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The Company’s auditors are KPMG LLP, Chartered Professional Accountants, of Suite 4600, 333 Bay Street, Toronto, Ontario, Canada. KPMG LLP has reported that it is independent within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation and are independent accountants under all relevant US professional and regulatory standards.

The registrar and transfer agent for the Common Shares is Computershare Investor Services Inc. at its principal office at 100 University Ave., 9th Floor, Toronto, Ontario, Canada M5J 2Y1 and co-transfer points at 510 Burrard Street, Vancouver, British Columbia, Canada V6C 3B9 and Computershare Trust Company, N.A., at 350 Indiana Street, Suite 800, Golden, Colorado, USA 80401.

LEGAL MATTERS

Unless otherwise specified in an applicable Prospectus Supplement, certain legal matters in connection with the Common Shares offered hereby will be passed upon on behalf of the Company by DuMoulin Black LLP, with respect to Canadian legal matters, and by Carter Ledyard & Millburn LLP with respect to United States legal matters.

INTEREST OF EXPERTS

Names of Experts

The following are the names of each person or company who has prepared or certified a statement, report or opinion relating to the Company’s mineral properties described or included in this Prospectus, including in a document incorporated by reference in this Prospectus, and whose profession or business gives authority to the report, valuation, statement or opinion made by the person or company.

With respect to the KSM Report, the following experts are named and their responsibilities are as follows:

•	Tetra Tech Inc., under the direction of Hassan Ghaffari, P.Eng. (surface and underground infrastructure, TMF costs, WSF costs, construction schedule, capital estimate and financial analysis), Jianhui (John) Huang, Ph.D., P.Eng. (metallurgical testing review, permanent water treatment, mineral process design and operating cost estimation for process, G&A and site services, and overall report preparation), Kevin Jones, P.Eng. (winter access road)
•	Moose Mountain Technical Services under the direction of James Gray, P.Eng. (open pit Mineral Reserves, open pit mining operations, mine capital and mine operating costs, MTT and rail ore conveyance design)
•	W.N. Brazier Associates Inc. under the direction of Neil Brazier, P.Eng. (power supply, energy recovery plants, underground electrical systems and associated costs)
•	ERM Consultants Canada Ltd. under the direction of Pierre Pelletier, P.Eng. (environment and permitting)
•	Klohn Crippen Berger Ltd. under the direction of Graham Parkinson, P.Geo. (design of surface water diversion, diversion tunnels and seepage collection ponds, tailing dam, water treatment dam and rock storage facility (RSF) and tunnel geotechnical)
•	Resource Modeling Inc. under the direction of Michael Lechner, P.Geo., RPG, CPG (Mineral Resources)
•	Golder Associates Ltd. under the direction of Ross Hammett, Ph.D., P.Eng. (underground Mineral Reserves, block caving assessments, mine design and associated costs)
•	BGC Engineering Inc. under the direction of Derrek Kinakin, P.Geo. (rock mechanics and mining pit slopes)
•	McElhanney Consulting Services Ltd. under the direction of Robert Parolin, P.Eng. (permanent access roads and associated costs)
•	Amec Foster Wheeler Americas Limited under the direction of Simon Allard, P.Eng. and Tony Lipiec, P.Eng (Underground and open pit design , RSF design, process design and capital and operating costs)
•	Amec Foster Wheeler E&C Services Inc. under the direction of Mark Ramirez, RM, SME

With respect to the Courageous Lake Report, the following experts are named and their responsibilities are identified:

•	Tetra Tech Inc., under the direction of Jianhui (John) Huang, Ph. D., P.Eng. (overall report preparation, metallurgical testing review, mineral processing, infrastructures (excluding power supply and airstrip), operating costs (excluding mining operating costs), capital cost estimate and project development plan) and Sabry Abdel Hafez, Ph.D., P.Eng. (financial evaluation)
•	Moose Mountain Technical Services under the direction of James Gray, P.Eng. (mining, mine capital and mine operating costs)
•	W.N. Brazier Associates Inc. under the direction of Neil Brazier, P.Eng. (power generation)

•	ERM Consultants Canada Ltd. under the direction of Pierre Pelletier, P.Eng. (environmental matters)
•	Golder Associates Ltd. under the direction of Albert Victor Chance, P.Eng. (open pit slope stability)
•	Tetra Tech EBA Inc. under the direction of Nigel Goldup, P.Eng. (tailings, surface water management and waste rock storage facilities, and surficial geology) and Kevin Jones P.Eng. (airstrip upgrade)
•	SRK Consulting (Canada) Inc., under the direction of Stephen Day, M.Sc., P.Geo. (metal leaching and acid rock drainage)
•	Resource Modeling Inc. under the direction of Michael Lechner, P.Geo., RPG, CPG (mineral resources)

William Threlkeld, P.Geo., the Senior Vice President, Exploration of the Company and a Registered Professional Geologist, is named as having prepared or supervised the preparation of technical information in respect of exploration programs of the Company at both the KSM Project and Courageous Lake Project. Resource Modeling Inc. under the direction of Michael Lechner, P.Geo., RPG, CPG is named as having prepared resource estimates for the Deep Kerr deposit and the Iron Cap deposit at the KSM Project after the date of the KSM Report and the Walsh lake deposit at the Courageous Lake Project after the date of the Courageous Lake Report.

Each of the persons referenced above is a qualified person as such term is defined in NI 43-101.

Interests of Experts

To Seabridge’s knowledge, none of the companies, firms or persons identified above received or will receive a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned companies and firms beneficially own, directly or indirectly, in the aggregate in relation to each such company or firm, less than one percent of the securities of the Company.

Other than as set out below, none of the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or firms is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of an associate or affiliate of the Company.

Mr. Threlkeld, the Senior Vice President, Exploration of the Company, owns 326,397 Common Shares of the Company, options to purchase 190,000 Common Shares at various prices and restricted share units entitling him to 7,000 Common Shares upon vesting.

ADDITIONAL INFORMATION

Seabridge has filed with the SEC a registration statement on Form F-10 relating to the Common Shares. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information.

Seabridge is subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the “U.S. Exchange Act”) and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

You may read any document that the Company has filed with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. You should call the SEC at 1-800-SEC-0330 or access their website at www.sec.gov for further information about the public reference room. You may read and download some of the documents the Company has filed with the SEC’s EDGAR system at www.sec.gov. You may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; (ii) the consent of KPMG LLP; (iii) the consents of the geologists, engineers and other experts named herein; (iv) the consent of DuMoulin Black LLP; and (v) the powers of attorney from certain directors and officers of Seabridge.

ENFORCEABILITY OF CIVIL LIABILITIES

Seabridge is a company organized and existing under the Canada Business Corporations Act and its principal place of business is in Canada. Many of the Company’s directors and officers, and some of the experts named in this Prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside the United States. Seabridge has appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Common Shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company’s civil liability and the civil liability of the Company’s directors, officers and experts under the United States federal securities laws or the securities or “blue sky” laws of any state within the United States. The Company’s Canadian counsel, DuMoulin Black LLP, advised the Company that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, DuMoulin Black LLP also advised the Company that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

Seabridge has filed with the SEC, concurrently with the filing of the registration statement of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, Seabridge has appointed Corporation Service Company, New York, New York as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC or any civil suit or action brought against or involving the Company in a United States federal court or state court arising out of or related to or concerning the offering of the securities under this Prospectus and any Prospectus Supplement.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS OR COMPANIES

Certain of the Company’s directors reside outside of Canada, being Rudi P. Fronk, A. Frederick Banfield, Richard Kraus, Eliseo Gonzalez-Urien and Jay Layman. Each of such directors has appointed Seabridge, 400 - 106 Front Street East, Toronto, Ontario, M5A 1E1 as their agent for service of process.

Each of (a) William Threlkeld, (b) Michael Lechner, (c) Resource Modeling Inc., (d) Mark Ramirez and (e) Amec Foster Wheeler E&C Services, Inc., is resident outside Canada or, in the case of a company, is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction.

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction, or resides outside of Canada, even if the party has appointed an agent for service of process.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Unless provided otherwise in a Prospectus Supplement, the following is a description of a purchaser’s statutory rights. Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may only be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto.

In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission, revisions of the price or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights or consult with a legal adviser.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Section 124 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b) above. The aforementioned individuals are entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out in clauses (a) and (b) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in clauses (a) and (b) above.

Section 6.03 of the Amended By-law Number 1 (including all amendments as of December 5, 2007, the “By-laws”) of the Registrant, provides that subject to Section 124 of the CBCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal, administrative, investigative or proceeding in which the individual is involved because of that association with the Registrant or other entity, if (a) he acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. Section 6.03 of the By-laws further provides that the Registrant shall also indemnify such persons in such other circumstances as the CBCA permits or requires and that nothing contained in the By-laws shall limit the discretion of the Registrant to indemnify, or limit the right of any person entitled to indemnity to claim indemnity, apart from the provisions of Section 6.03.

The Registrant maintains a policy of directors’ and officers’ liability insurance which insures its directors and officers for certain losses as a result of claims against them in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the by-laws and the CBCA.

Underwriting agreements in respect of offerings of securities under this registration statement may contain provisions by which the underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the Securities Act with respect to information furnished by the underwriters for use in the registration statement.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

EXHIBITS TO FORM F-10

The exhibits to this Registration Statement on Form F-10 are listed in the Exhibit Index, which appears elsewhere herein.

EXHIBIT INDEX

Exhibit No.	Description

4.1

Annual Information Form of the Registrant dated March 20, 2018 for the year ended December 31, 2017 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 21, 2018).

4.2	Audited consolidated financial statements of the Registrant as at and for the fiscal years ended December 31, 2017 and 2016, with the notes thereto and the independent auditors’ report thereon (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 21, 2018).

4.3	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the years ended December 31, 2017 and 2016 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 21, 2018).

4.4	Unaudited interim condensed consolidated financial statements of the Registrant as at and for the three- and nine-month periods ended September 30, 2018, together with the related notes thereto (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2018).

4.5	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three- and nine-month periods ended September 30, 2018 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2018).

4.6	Management Information Circular dated May 8, 2018, in connection with the annual meeting of the shareholders of the Registrant held on June 27, 2018 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 6-K, furnished to the Commission on May 23, 2018).

4.7	Material change report dated April 17, 2018, in respect a non-brokered private placement of one million flow-through Common Shares at a price of CDN$17.16 per share for gross proceeds of CDN$17,160,000 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on April 17, 2018).

4.8	Material change report dated November 9, 2018, in respect a non-brokered private placement of one million Common Shares at a price of CDN$14.00 per share for gross proceeds of CDN$14,000,000 and an option to purchase a further 250,000 Common Shares at the same price (which was exercised for additional gross proceeds of CDN$3,500,000) (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 13, 2018).

5.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

5.2*	Consents of Tetra Tech Canada Inc. and John Huang, Sabry Abdel Hafez, Hassan Ghaffari, Kevin Jones, Nigel Goldup

5.3*	Consent of Moose Mountain Technical Services and J. H. Gray

5.4*	Consent of W.N. Brazier Associates Inc. and Neil Brazier

5.5*	Consent of ERM Consultants Canada Ltd. and Rolf Schmitt

5.6*	Consent of Klohn Crippen Berger Ltd. and J. Graham Parkinson

5.7*	Consent of Resource Modeling Inc. and Michael Lechner

5.8*	Consent of McElhanney Consulting Services Ltd. and R.W. Parolin

5.9*	Consent of BGC Engineering Inc. and Derek Kinakin

5.10*	Consents of Golder Associates Ltd. and Ross D. Hammett, Albert Victor Chance

5.11*	Consent of Wood (formerly known as Amec Foster Wheeler Americas Limited) and an authorized representative

5.12*	Consent of SRK Consulting (Canada) Inc. and Stephen Day

5.13*	Consent of William Threlkeld

5.14*	Consent of DuMoulin Black LLP

6.1	Power of Attorney (included in Part III of this Registration Statement).

* To be filed by amendment

II-2

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1. Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in such securities.

Item 2. Consent to Service of Process.

Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Country of Canada, on this 25th day of January, 2019.

SEABRIDGE GOLD INC.

By:	/s/ Rudi P. Fronk
Name: Rudi P. Fronk
Title: Chairman and Chief Executive Officer

III-2

POWERS OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each officer or director of Seabridge Gold Inc. whose signature appears below constitutes and appoints Rudi P. Fronk and Christopher Reynolds, and each of them, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post effective amendments, and supplements to this Registration Statement on Form F-10, and registration statements filed pursuant to Rule 429 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rudi P. Fronk	Chairman and Chief Executive Officer	January 25, 2019
Rudi P. Fronk	(Principal Executive Officer)

/s/ Christopher Reynolds	Chief Financial Officer	January 25, 2019
Christopher Reynolds	(Principal Financial Officer and Principal Accounting Officer)

/s/ Jay S. Layman	Director	January 25, 2019
Jay S. Layman

/s/ A. Frederick Banfield	Director	January 25, 2019
A. Frederick Banfield

/s/ Eliseo Gonzalez-Urien	Director	January 25, 2019
Eliseo Gonzalez-Urien

/s/ Richard C. Kraus	Director	January 25, 2019
Richard C. Kraus

/s/ Clement A. Pelletier	Director	January 25, 2019
Clement A. Pelletier

/s/ John W. Sabine	Director	January 25, 2019
John W. Sabine

/s/ Gary Sugar	Director	January 25, 2019
Gary Sugar

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of the Registrant in the United States, in the City of Denver, in the State of Colorado, on this 25 day of January, 2019.

Seabridge Gold Corporation
(Authorized Representative)

By:	/s/ Rudi P. Fronk
Name: Rudi P. Fronk
Title: President and Chief Executive Officer

III-4

EXHIBIT INDEX

Exhibit No.	Description

4.1

Annual Information Form of the Registrant dated March 20, 2018 for the year ended December 31, 2017 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 21, 2018).

4.2

Audited consolidated financial statements of the Registrant as at and for the fiscal years ended December 31, 2017 and 2016, with the notes thereto and the independent auditors’ report thereon (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 21, 2018).

4.3	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the years ended December 31, 2017 and 2016 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 40-F, furnished to the Commission on March 21, 2018).

4.4	Unaudited interim condensed consolidated financial statements of the Registrant as at and for the three- and nine-month periods ended September 30, 2018, together with the related notes thereto (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2018).

4.5	Management’s discussion and analysis of financial condition and results of operations of the Registrant for the three- and nine-month periods ended September 30, 2018 (incorporated by reference to Exhibit 99.2 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 14, 2018).

4.6	Management Information Circular dated May 8, 2018, in connection with the annual meeting of the shareholders of the Registrant held on June 27, 2018 (incorporated by reference to Exhibit 99.3 from the Registrant’s Report on Form 6-K, furnished to the Commission on May 23, 2018).

4.7	Material change report dated April 17, 2018, in respect a non-brokered private placement of one million flow-through Common Shares at a price of CDN$17.16 per share for gross proceeds of CDN$17,160,000 (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on April 17, 2018).

4.8	Material change report dated November 9, 2018, in respect a non-brokered private placement of one million Common Shares at a price of CDN$14.00 per share for gross proceeds of CDN$14,000,000, and an option to purchase a further 250,000 Common Shares at the same price (which was exercised for additional gross proceeds of CDN$3,500,000) (incorporated by reference to Exhibit 99.1 from the Registrant’s Report on Form 6-K, furnished to the Commission on November 13, 2018).

5.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

5.2*	Consents of Tetra Tech Canada Inc. and John Huang, Sabry Abdel Hafez, Hassan Ghaffari, Kevin Jones, Nigel Goldup

5.3*	Consent of Moose Mountain Technical Services and J. H. Gray

5.4*	Consent of W.N. Brazier Associates Inc. and Neil Brazier

5.5*	Consent of ERM Consultants Canada Ltd. and Rolf Schmitt

5.6*	Consent of Klohn Crippen Berger Ltd. and J. Graham Parkinson

5.7*	Consent of Resource Modeling Inc. and Michael Lechner

5.8*	Consent of McElhanney Consulting Services Ltd. and R.W. Parolin

5.9*	Consent of BGC Engineering Inc. and Derek Kinakin

5.10*	Consents of Golder Associates Ltd. and Ross D. Hammett, Albert Victor Chance

5.11*	Consent of Wood (formerly known as Amec Foster Wheeler Americas Limited) and an authorized representative

5.12*	Consent of SRK Consulting (Canada) Inc. and Stephen Day

5.13*	Consent of William Threlkeld

5.14*	Consent of DuMoulin Black LLP

6.1	Power of Attorney (included in Part III of this Registration Statement).

* To be filed by amendment

E-5